News Release
Contact: Robert M. Plante
Vice President & Chief Financial Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares Increase in Annualized

Distribution Rate to $2.80 per Common Unit

 and Fully Funds Pension Plan

Whippany, New Jersey, April 26, 2007 -- Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that its Board of Supervisors declared the thirteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.6875 to $0.70 per Common Unit for the three months ended March 31, 2007. The distribution equates to $2.80 per Common Unit annualized, an increase of $0.05 per Common Unit from the previous distribution rate, and is payable on May 15, 2007 to Common Unitholders of record as of May 8, 2007.

The Partnership also announced its plan to make a voluntary contribution of approximately $25.0 million to its defined benefit pension plan in order to fully fund its accumulated benefit obligation.  The Partnership believes that this contribution will substantially reduce, if not eliminate, future funding requirements.  The Partnership expects to make this voluntary contribution during its third quarter of fiscal 2007 from cash on hand.  As of March 31, 2007, the Partnership had more than $85.0 million of cash on hand and no amounts outstanding under its working capital facility. The Partnership plans to issue its fiscal 2007 second quarter earnings press release on May 10, 2007 and expects to report net income that is in the range of 20% to 25% higher than the prior year second quarter.

In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “With this increase, we are very pleased that our distributions have grown 14% over the prior year second quarter.  Our disciplined approach toward steady distribution growth is in line with our strategy of focusing on opportunities to deliver sustainable, profitable growth in our core operating segments.”

Mr. Alexander added, “The voluntary contribution to our pension plan to fully fund our accumulated obligation further strengthens our financial position and, we believe, will substantially reduce, if not eliminate, the future financial burdens of the plan.  We have taken positive steps over the past several years to reduce the financial effects of the defined benefit pension plan and this voluntary contribution will put the plan in a fully funded position without the need to incur additional leverage.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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